SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 8, 2014

SQN Alternative Investment Fund III L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-166195	27-2173346
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Wall Street, 28th Floor
New York, New York	10005
(Address of principal executive officers)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 422-2166

110 William Street, 26th Floor, New York, NY 10038
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 8, 2014, Claudine Aquillon was appointed as Chief Operating Officer of SQN Capital Management, LLC and SQN AIF III GP, LLC, the investment manager and general partner of the Registrant, respectively. Ms. Aquillon is responsible for supervising all daily operations of SQN Capital Management, LLC and SQN AIF III GP, LLC. Ms. Aquillon brings over 25 years of operations experience, in both the public and private sectors, to the SQN. During her career in the financial services industry, Ms. Aquillon has served in multiple senior management and director positions at independent leasing companies, international banks, and financial consulting and due diligence firms where her primary responsibility was to oversee and manage the administrative, financial, legal, operational and risk functions. Ms. Aquillon also brings mergers & acquisition experience, having been part of a team that structured several successful acquisitions in the banking and financial services industry. Ms. Aquillon received her BA in Business Administration & Finance from Bradford College and has a Master Black Belt in Six Sigma.

Effective September 8, 2014, Michael Ponticello was appointed as Executive Vice President of SQN Capital Management, LLC. Prior to his appointment, Mr. Ponticello served as Senior Vice President and National Sales Manager.

Effective September 8, 2014, Matthew Leszyk was appointed as Senior Vice President of SQN Capital Management, LLC. Prior to his appointment, Mr. Leszyk served as Vice President. He will continue to serve as Secretary of SQN Capital Management, LLC and SQN AIF III GP, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2014	SQN Alternative Investment Fund III L.P.

	By:	SQN AIF III GP, LLC,
its General Partner

		By:	/s/ Jeremiah J. Silkowski
Jeremiah J. Silkowski President and CEO